NEWS RELEASE
NABORS ANNOUNCES FINAL COURT APPROVAL
OF DERIVATIVE SETTLEMENT
HAMILTON, Bermuda, May 14, 2008 /PRNewswire-FirstCall/ — Nabors Industries Ltd. (NYSE: NBR) announced today that the United States District Court for the Southern District of Texas has granted final approval of the previously disclosed and preliminarily approved settlement of Karstedt v. Isenberg, et al., Civil Action No. 4:07-cv-00509 (S.D. Tex.), a consolidated shareholder derivative action that alleged various claims for relief in connection with the Company’s granting of certain historical stock options. As previously disclosed, the Court granted preliminary approval of the settlement on March 13, 2008. Following shareholder notification of the proposed settlement on March 19, 2008 and a final approval hearing on May 14, 2008, the Court entered a final judgment and order that approved the settlement and dismissed the case.
The Nabors companies own and actively market a fleet of approximately 537 land drilling and approximately 734 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 35 platform rigs, 12 jack-up units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors also holds interest in various oil and gas properties, both in North America and internationally. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.